Exhibit 99.1

Impel NeuroPharma ENTERS INTO A $50 Million Debt FINANCING AGREEMENT with OXFORD FINANCE LLC AND Silicon Valley Bank

SEATTLE, July 7th, 2021 — Impel NeuroPharma, Inc. (Impel), a late-stage biopharmaceutical company focused on the development and commercialization of transformative therapies for patients living with central nervous system (CNS) diseases with high unmet medical needs, today announced the closing of a $50 million debt facility with Oxford Finance LLC and Silicon Valley Bank, of which the first $20 million was funded at closing.

“This strategic debt financing, coupled with our current cash, increases our balance sheet strength and firmly positions us to execute upon the potential launch and commercialization of TRUDHESA™ for the treatment of patients with acute migraine.,” said Adrian Adams, chairman and chief executive officer of Impel NeuroPharma. “The TRUDHESA NDA was accepted for review by the U.S. Food and Drug Administration in January of this year and has a Prescription Drug User Fee Act target action date of September 6, 2021.”

The initial $20 million tranche extends Impel’s expected cash runway through the 4th quarter of 2022. Under the terms of the debt facility, the second $10 million tranche is available through September 30, 2021 upon the approval of TRUDHESA™. The third $20 million tranche is available through December 31, 2022, upon the achievement of certain revenue milestones and other specified conditions. The debt facility will mature on July 1, 2026 and requires interest only payments until September 1, 2023, subject to potential extension with achievement of certain revenue milestones.

“Oxford and SVB are pleased to provide Impel with access to this growth capital term loan facility as the Company prepares to commercially launch TRUDHESA™ and continues to develop its proprietary POD® technology, which has demonstrated successful results in multiple clinical trials to date,” said Christopher Herr, Senior Managing Director at Oxford.

Cowen acted as the Company’s sole financial adviser in connection with the debt facility.

About Impel NeuroPharma

Impel NeuroPharma, Inc. is a late-stage pharmaceutical company focused on utilizing its proprietary technology to develop and commercialize transformative therapies for people suffering from diseases with high unmet needs, with an initial focus on diseases of the CNS. The Company’s strategy is to rapidly advance its product candidate pipeline that pairs its proprietary Precision Olfactory Delivery (POD®) system with well-established therapeutics, including

TRUDHESA™ for the acute treatment of migraine, INP105 for the acute treatment of agitation and aggression in patients with autism, and INP107 for OFF episodes in Parkinson’s disease.

About Oxford Finance LLC

Oxford Finance is a specialty finance firm providing senior secured loans to public and private life sciences and healthcare services companies worldwide. For over 20 years, Oxford has delivered flexible financing solutions to its clients, enabling these companies to maximize their equity by leveraging their assets. In recent years, Oxford has originated over $7 billion in loans, with lines of credit ranging from $5 million to $150 million. Oxford is headquartered in Alexandria, Va., with additional offices in San Diego, Calif.; Palo Alto, Calif.; and the greater Boston and New York City areas. For more information, visit https://oxfordfinance.com/

About Silicon Valley Bank

For nearly 40 years, Silicon Valley Bank (SVB) has helped innovative companies and their investors move bold ideas forward, fast. SVB provides targeted financial services and expertise through its offices in innovation centers around the world, including offices in Seattle, San Francisco, Irvine and San Diego. With commercial, international and private banking services, SVB helps address the unique needs of innovators. Learn more at svb.com.

Cautionary Note on Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, but not limited to, expectations regarding Impel’s cash runway, Impel’s ability to satisfy the conditions for additional tranches of the debt facility, the timing of approval of Impel’s NDA for INP104 (proposed trade name TRUDHESA™) and of Impel’s other regulatory submissions, timing of announcements of clinical results and clinical development activities of its product candidates and potential benefits and market opportunities of INP104 and its other product candidates. Forward-looking statements can be identified by words such as: “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect” or the negative or plural of these words or similar expressions. These statements are subject to numerous risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including but not limited to, Impel’s ability to obtain and maintain regulatory approval of INP104 and its other product candidates, its ability to execute its commercialization strategy for INP104 its ability to develop, manufacture and commercialize its product candidates including plans for future development of its POD devices and plans to address additional indications for which Impel may pursue regulatory approval, whether results of preclinical studies or clinical trials will be indicative of the results of future trials, and the effects of COVID-19 on its clinical programs and business operations. Many of these risks are described in greater detail in Impel’s filings with the Securities and Exchange Commission. Any forward-looking statements in this press release speak only as of the date of this press release. Impel assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Impel, POD and the Impel logo are U.S. registered trademarks of Impel NeuroPharma, Inc. To learn more about Impel NeuroPharma, please visit our website at https://impelnp.com/.

Contact:

Investor Relations:

Christina Tartaglia
Stern Investor Relations
Phone: (1) 212-362-1200
Email: christina.tartaglia@sternir.com

Media Relations:

Melyssa Weible

Elixir Health Public Relations

Phone: (1) 201-723-5805

Email: mweible@elixirhealthpr.com

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